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                                                                 Exhibit 99.1

INTERNAL REVENUE SERVICE                     Department of the Treasury

Index Number:       355.03-00; 355.04-00     Washington, DC 20224

Bryan W. Adams                               Person to Contact:
ITC Holding Company, Inc.                    Cristian P. Silva, 50-12151
1239 O.G. Skinner Drive                      Telephone Number:
West Point, Georgia 31833                    (202)622-7750
                                             Refer Reply To
                                             CC:DOM:CORP:1-PLR-118538-98
                                             Date:
                                             April 1,1999

Legend

Stockholder                             =    Scana Communications

Distributing 1                          =    Intercall, Inc.
                                             TIN: 58-1942497

Distributing 2                          =    ITC Holding Company, Inc.
                                             TIN: 58-2341736

Controlled                              =    Knology, Inc.
                                             TIN: (applied for)

Distribution 1                          =    Distribution of Controlled by Distributing
                                             1 to Distributing 2

Distribution 2                          =    Distribution of Controlled by Distributing
                                             2 to its shareholders

Corporation A                           =    Interstate Telephone Company, Inc.
                                             TIN: 58-0300280

Corporation B                           =    Valley Telephone Company, Inc.
                                             TIN: 63-0418786

Corporation C                           =    Globe Telecommunications, Inc.
                                             TIN: 58-1501296


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                                        2



Corporation D                           =    ITC Globe, Inc.
                                             TIN: 58-2222619

Corporation E                           =    Knology Holdings, Inc.
                                             TIN: 58-2203141

Corporation F                           =    ClearSource, Inc.
                                             TIN: 74-2864181

Corporation G                           =    HeadHunter.NET
                                             TIN: 58-2403177

Corporation H                           =    ITC Wireless
                                             TIN: 58-2400952

Corporation I                           =    ITC Service Company
                                             TIN: 58-1848640

Corporation J                           =    MindSpring Enterprises, Inc.
                                             TIN: 58-2113290

Corporation K                           =    PowerTel, Inc.

State S                                 =    Delaware

Date 1                                  =    1991

Date 2                                  =    1997

Date 3                                  =    1998

Date 4                                  =    August 4, 1998

Date 5                                  =    December 31, 1998

l                                       =    82

m                                       =    18

n                                       =    10


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                                       3

o                                       =    68

s                                       =    21

t                                       =    43.23

u                                       =    40.79

v                                       =    6.67

z                                       =    89

Business X                              =    Non-Broadband Based Business

Business Y                              =    Broadband Based Business

Consultant                              =    Morgan Stanley

P                                       =    18,500,000

Q1                                      =    322,576

Q2                                      =    66,832

Dear Mr. Adams:

            We respond to your letter dated September 24, 1998, in which you requested rulings as to the federal income tax consequences of a proposed transaction. Additional information was submitted in letters dated December
21, 1998, and January 22, 1999, and March 2, 1999. Specifically, you requested rulings under section 355 of the Internal revenue Code. The facts submitted are as follows.

            Distributing 1 is a State S corporation incorporated in Date 1 that has been actively and directly engaged, through its employees, in Business X for at least the past 5 years. Additionally, Distributing 1 is also a holding company for other corporations which, collectively, conduct Business X and Business Y.

            Distributing 2 is a State S closely held holding corporation incorporated on Date 2 which is the common parent of an affiliated group of corporations that files a consolidated federal income tax return. Distributing 2 is engaged in Business X and

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                                        4

Business Y through its stock ownership in Distributing 1, Corporation G and Corporation H. Distributing 2's capital structure consists of common stock and two series of preferred stock: Series A and Series B. All of the Series A and Series B preferred stock are held by the same person, Stockholder.

            Controlled is a State S corporation created on Date 3 in anticipation of the distribution of Controlled in the proposed transaction. Currently, Controlled is not engaged in any activities. Controlled's capital structure consists of common stock, all of which is owned by Distributing 1. Controlled is authorized to issue two series of preferred stock but does not have any preferred stock outstanding.

            Corporation A is a wholly owned subsidiary of Distributing 1. Corporation A has been directly and actively engaged, through its employees, in Business Y for at least the past 5 years.

            Corporation B is a wholly owned subsidiary of Distributing 1. Corporation B has been directly and actively engaged, through Corporation A's employees, in Business Y for at least the past 5 years. The appropriate amount of Corporation A's employees, compensation is provided by Corporation B based on the percentage of time devoted to Corporation B's business.

            Corporation C is a wholly owned subsidiary of Distributing 1. Corporation C has been directly and actively engaged, through Corporation A's employees, in Business Y for at least the past 5 years. The appropriate amount of Corporation A's employees, compensation is provided by Corporation C based on the percentage of time devoted to Corporation C's business.

            Corporation D is a wholly owned subsidiary of Distributing 1. Corporation D is engaged in Business Y.

            Corporation E is a holding corporation that wholly owns several subsidiaries which conduct Business Y. Currently, Distributing 1 owns l% of Corporation E's stock. The remaining m% of Corporation E's stock is held by unrelated public shareholders as well as some Corporation E employees.

            Corporation F is engaged in Business Y. Currently, Corporation E owns a n% interest in Corporation F and Corporation I owns a v% interest in Corporation F.

            Corporation G is engaged in Business X. Distributing 2 transferred a o% interest in Corporation G to Distributing 1 and Distributing 1 transferred that stock interest to Corporation I on Date 5.

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                                        5

            Corporation H is engaged in Business X. Distributing 2 transferred all of the stock of Corporation H to Distributing 1 and Distributing 1 transferred that stock interest to Corporation I on Date 5.

            Corporation I is a wholly owned subsidiary of Distributing 1. Corporation I is engaged in Business X.

            Corporation J is engaged In Business X. Currently, Corporation I owns a s% interest in Corporation J.

            Distributing 2's management has determined that, to compete in the growing Business Y marketplace, it needs to upgrade and expand Business Y beyond its present status. Accordingly, additional capital is needed. Such capital will be raised by equity and debt financing. Because debt financing is the cheaper of the two, Distributing 2 prefers to raise the needed capital through debt to the full extent possible. However, the existing equity base limits the amount of debt financing which may be acquired. As a result, additional equity capital must be raised before additional capital in the form of debt can be raised. Distributing 2 has been advised by Consultant that it would be more successful in obtaining the additional equity capital and achieve a higher per-share value by making a public offering of stock concentrated on a single business which business, Consultant advises, is Business Y. Accordingly, Distributing 2 proposes to raise the equity capital by spinning-off the Business Y corporations and for that purpose has separated the Business Y corporations from the Business X corporations. After the spin off Controlled will make a public offer of its stock.

            In order to complete the spin-off of Business Y's corporations, the following steps have been completed or will be completed (the Transaction):

            1) On Date 4, Distributing 2 acquired t% of Corporation E' stock. Distributing 2 then contributed such stock to its wholly owned subsidiary, Distributing 1, in constructive exchange for additional Distributing 1 stock.

            2) Corporation I dividended u% of Corporation E's stock to its parent, Distributing 1.

            3) Distributing 1 created a new wholly-owned subsidiary, Controlled.

            4) Distributing 2 will contribute the stock of Corporation H and Corporation G to Distributing 1 in constructive exchange for additional stock of Distributing 1. Distributing 1 will then contribute the stock of Corporation H and Corporation G to Corporation I in constructive exchange for additional stock of Corporation I on Date 5.

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                                        6

            5) Corporation I will dividend its v% ownership interest in Corporation F to Distributing 1 and Distributing 1 will transfer its ownership holdings in Corporation A, Corporation B, Corporation C, Corporation D, Corporation E, and Corporation F to Controlled in exchange for stock of Controlled. Under this exchange, Controlled will transfer P shares of common stock and two series of preferred stock in the amount of Q1 shares of Series A and Q2 shares of Series B.

            6) Controlled will transfer its ownership holding in Corporation D to its wholly owned subsidiary, Corporation C and its ownership holdings in Corporation E and Corporation F, to its wholly owned subsidiary, Corporation B, in constructive exchange for stock of those entities.

            7) Distributing 1 will distribute the stock of Controlled to its sole shareholder, Distributing 2.

            8) Distributing 2 will distribute, pro-rata, the common stock of Controlled to the Distributing 2 common shareholders. All of the Controlled Series A and Series B preferred stock will be distributed to the same person, Stockholder who owned all of the Distributing 2 Series A and Series B preferred stock.

            9) Controlled will make a public offering of its stock within one year of the distributions but the purchasers of the stock will hold no more than 25% of the Controlled stock.

            It is possible that in step (5) above, some or all of Corporation E's unrelated public shareholders and possibly some Corporate E's employee-shareholders will join with Distributing 1 and transfer their stock in Corporation E to Controlled in exchange for Controlled stock. Nevertheless, even if all of the unrelated public shareholders and Corporation E employee-shareholders participate in the exchange described in step (5), Distributing 1 will hold no less than an z% interest in Controlled.

            Corporation I may possibly provide certain legal, accounting and management consulting services to entities in the Controlled group for a limited period after the distributions. However, if such services are provided, it is expected that the amounts expended by entities in the Controlled group for services rendered by Corporation I would be approximately 1 to 3 percent of the total operating expenses of the Controlled group. Furthermore, it is expected that any such services would be terminated within a 6 to 18 month period following the distributions. Corporations A and B will provide local telephone service to continuing members of the Distributing 2 group after the distributions of Controlled. Corporation C will continue to provide service to the Distributing 2 group after the distributions of Controlled. Distributing 1 will provide

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                                        7

services to member of the Controlled group after the distributions of Controlled. Corporations J and K may provide services to members of the Controlled group after the distributions of Controlled.

            The following representations have been made in connection with the proposed transaction:

            a) No part of the consideration to be distributed by Distributing 1 and Distributing 2 will be received by a shareholder as a creditor, employee, or in any capacity other than that of a shareholder of Distributing 1 and Distributing 2. In connection with the distributions, Controlled will issue stock options to purchase Controlled shares to persons who hold ISOs and non qualified stock options to purchase Distributing 2 shares in substitution for a portion of the options now held by those persons. The terms of the options will depend on the relative fair market values of Controlled and Distributing 2 at the time of the distributions and the original option exercise price. The remaining options in Distributing 2 will be adjusted in exercise price to reflect the distributions.

            b) The 5 years of financial information submitted on behalf of Distributing 1 and Corporation A, Corporation B, and Corporation C are representative of those corporations' present operations, and with regard to such corporations, there have been no substantial operational changes since the date of the last financial statements submitted.

            c) Immediately after the distributions, at least 90 percent of the fair market value of the gross assets of Distributing 2 will consist of the stock and securities of a controlled corporation that is engaged in the active conduct of a trade or business as defined in section 355(b)(2).

            d) Immediately after the distributions, at least 90 percent of the fair market value of the gross assets of Controlled will consist of the stock and securities of controlled corporations that are engaged in the active conduct of a trade or business as defined in section 355(b)(2).

            e) Following Distribution 1, Distributing 1, and Controlled through its controlled corporations will each continue the active conduct of their respective businesses, independently and with separate employees.

            f) Following Distribution 2, Distributing 2 through Distributing 1, and Controlled through its controlled corporations will each continue the active conduct of their respective businesses, independently and with separate employees.

            g) The distribution of the stock of the controlled corporation is carried out for the following corporate business purpose: to facilitate a stock offering by Controlled. The distribution of the stock of the Controlled corporation is motivated, in whole or substantial part, by this corporate business purpose.

            h) Except for the disposition of Controlled stock pursuant to Distribution 2, there is no plan or intention by any shareholder who owns 5 percent or more of the stock of Distributing 1, and the management of Distributing 1, to its best knowledge, is not aware of any plan or intention on the part of any particular remaining shareholder or security holder of Distributing 1, to sell, exchange, transfer by gift, or otherwise dispose of any stock in, or securities of, either Distributing 1 or Controlled after Distribution 1.

            i) There is no plan or intention by any shareholder who owns 5 percent or more of the stock of Distributing 2, and the management of Distributing 2, to its best knowledge, is not aware of any plan or intention on the part of any particular remaining shareholder or security holder of Distributing 2, to sell, exchange, transfer by gift, or otherwise dispose of any stock in, or securities of, either Distributing 2 or Controlled after Distribution 2.

            j) There is no plan or intention by either Distributing 1, Distributing 2, or Controlled, directly or through any subsidiary corporation, to purchase any of its outstanding stock after Distribution 1 or Distribution 2, other than through stock purchases meeting the requirements of 4.05(1)(b) of Rev. Proc. 96-30 and other than that it is possible that Distributing 2 will utilize excess cash to purchase small amounts of outstanding Distributing 2 stock from Distributing 2 shareholders who do not own (within the meaning of section 318) 5% or more of the Distributing 2 stock.

            k) There is no plan or intention to liquidate Distributing 1, Distributing 2, or Controlled, to merge either corporation with any other corporation, or to sell or otherwise dispose of the assets of either corporation after Distribution 1 or Distribution 2, except in the ordinary course of business.

            l) No intercorporate debt will exist between Distributing 1 or Distributing 2 and Controlled at the time of, or subsequent to, Distribution 1 or Distribution 2.

            m) Immediately before Distribution 1 and Distribution 2, items of income, gain, loss, deduction, and credit will be taken into account as required by the applicable inter-company regulations. Further, any Distributing 1 and Distributing 2 excess loss account that may exist with respect to the Controlled stock will be included in income immediately before Distribution 1 and Distribution 2.

            n) Payments made in connection with all continuing transactions between Distributing 1, or Distributing 2, and Controlled (and entities in their respective groups) will be at fair market value based on the terms and conditions arrived at by the parties bargaining at arm's length.

            o) No two parties to Distribution 1 and Distribution 2 are investment companies as defined in Internal Revenue Code section 368(a)(2)(F)(iii) and (iv).

            p) Distribution 1 is not part of a plan or series of related transactions (within the meaning of Code section 355(e)) pursuant to which one or more persons will acquire directly or indirectly stock possessing 50 percent or more of the total combined voting power of all classes of stock of either Distributing 1 or Controlled, or stock possessing 50 percent or more of the total value of all classes of stock of either Distributing 1 or Controlled.

            q) Distribution 2 is not part of a plan or series of related transactions (within the meaning of Code section 355(e)) pursuant to which one or more persons will acquire directly or indirectly stock possessing 50 percent or more of the total combined voting power of all classes of stock of either Distributing 2 or Controlled, or stock possessing 50 percent or more of the total value of all classes of stock of either Distributing 2 or Controlled.

            r) Immediately after the Distributions, no person will hold "disqualified stock" in Distributing 2 or Controlled which constitutes a 50 percent or greater interest in such corporations within the meaning of section 355(d).

            s) Distributing 2 represents that at least 5 percent of the gross assets of Distributing 1, Corporation A, Corporation B, and Corporation C are used in an active trade or business.

            t) None of the shares of Controlled Series A preferred stock and Controlled Series B preferred to be distributed in the Distributions is non-qualified preferred stock because it holds none of the attributes stated in Code section 351(g)(2)(A).

            Based solely on the facts submitted and the representations made above, it is held as follows as to Distribution 1:

            1) No gain or loss will be recognized by Distributing 1 upon the transfer of assets to Controlled, in actual and constructive exchange for Controlled stock as described above. Section 351(a).

            2) No gain or loss will be recognized by Controlled upon the receipt of assets, in actual and constructive exchange for Controlled stock described above. Section 1032.

            3) Controlled's basis in the assets received from Distributing 1 will be the same as the basis of such assets on the hands of Distributing 1 immediately prior to the transfer. Section 362(b).

            4) Controlled's holding period for the assets received from Distributing 1 includes the holding period Distributing 1 had in such assets. Section 1223(2).

            5) No gain or loss will be recognized by Controlled upon the transfer of assets by Controlled to Corporations B and C, in actual or constructive exchange for stock of Corporations B and C as described above. Section 351(a).

            6) No gain or loss will be recognized by Corporations B and C upon the receipt of assets, in actual or constructive exchange for stock of corporations B and C as described above. Section 1032.

            7) Corporation B's and C's basis in the assets received from Controlled will be the same as the basis of such assets in the hands of Controlled immediately prior to the transfer. Section 362(b).

            8) Corporation B's and C's holding period for the assets received from Controlled includes the holding period Controlled had in such assets. Section 1223(2).

            9) No gain or loss will be recognized to Distributing 1 upon the distribution of all of the Controlled stock to its shareholder.
            Section 355(c).

            10) No gain or loss will be recognized by (and no amount will be included in the income of) the shareholder of Distributing 1 upon the receipt of the stock of Controlled. Code section 355(a)(1).

            11) The basis of the Controlled and Distributing 1 stock in the hands of Distributing 1's shareholder, Distributing 2, will be the same as the basis of Distributing 1's stock held immediately before Distribution 1, allocated in proportion to the fair market value of each in accordance with section 1.358-2(a) of the income tax regulations. Code section 358(a)(1).

            12) The holding period of the stock of Controlled received by the Distributing 1 shareholder, Distributing 2, will include the holding period of Distributing 1's stock with respect to which Distribution 1 will be made, provided that such stock is held as a capital asset on the date of the exchange. Code section 1223(1).


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                                       11

            13) As provided in Code section 312(h), a proper allocation of earnings and profits between Distributing 1 and Controlled will be made. Treas. Reg. section 1.312-10(a).

            Based solely on the facts submitted and the representations made above, it is held as follows as to Distribution 2:

            1) No gain or loss will be recognized to Distributing 2 upon the distribution of all of the Controlled stock to its shareholders.
            Section 355(c).

            2) No gain or loss will be recognized by (and no amount will be included in the income of) the shareholders of Distributing 2 upon the receipt of the stock of Controlled. Code section 355(a)(1).

            3) The basis of the Controlled and Distributing 2 stock in the hands of Distributing 2's shareholders will be the same as the basis of Distributing 2's stock held immediately before Distribution 2, allocated in proportion to the fair market value of each in accordance with section 1.358-2(a) of the income tax regulations. Code section 358(a)(1).

            4) The holding period of the stock of Controlled received by the Distributing 2 shareholders will include the holding period of Distributing 2's stock with respect to which Distribution 2 will be made, provided that such stock is held as a capital asset on the date of the exchange. Code section 1223(1).

            5) As provided in Code section 312(h), a proper allocation of earnings and profits between Distributing 2 and Controlled will be made. Treas. Reg. section 1.312-10(a).

            It is further held that:

            1) Corporation I will realize gain upon distribution of its v% ownership interest in Corporation F to Distributing 1 under Code section 311(b). This gain will be taken into account when such F Corporation stock leaves the Distributing 2 group upon the distribution of Controlled stock by Distributing 2. Treas. Reg.
            section 1.1502-1 3(f)(7), Example 1(a) and (c). The basis of such Corporate F stock will be its FMV at the time it is distributed from Corporation I to Distributing I. See code section 301(d) and Treas. Reg. section 1.1502-13(f)(7), Example 1(a).

            2) The distribution of the Corporation F stock to Distributing I will not be included in Distributing I's income, see Treas. Reg.
            section 1.1502-13(f)(2)(ii) and -13(f)(7), Example 1(b), but will cause a reduction to the stock basis of Distributing I in its Corporation I stock to the extent of the FMV that Corporation F stock. Treas. Reg. section 1.1502-32, -13(f)(2)(ii) and -13(f)(7),
            Example 1(b).

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                                       12

            3) Corporation I will realize gain upon distribution of its u% ownership interest in Corporation E to Distributing I under Code section 311(b). This gain will be taken into account when such E Corporation stock leaves the Distributing 2 group upon the distribution of Controlled stock by Distributing 2. Treas. Reg.
            section 1.1502-13(f)(7), Example 1(a) and (c). The basis of such Corporation E stock will be its FMV at the time it is distributed form Corporation 1 to Distributing 1. See code section 301(d) and Treas. Reg. section 1.1502-13(f)(7), Example 1(a).

            4) The distribution of the Corporation E stock to Distributing I will not be included in Distributing I's income, see Treas. Reg.
            section 1.1502-13(f)(2)(ii) and -13(f)(7), Example 1(b), but will cause a reduction to the stock basis of Distributing I in its Corporation I stock to the extent of the FMV of that Corporation E stock. Treas. Reg. section 1.1502-32, -13(f)(2)(ii) and -13(f)(7),
            Example 1(b).

No opinion is expressed about the tax treatment of the proposed transaction under other provisions of the Code and regulations or about the tax treatment of any conditions existing at the time of, or effects resulting from, the proposed transaction that are not directly covered by the above rulings.

            This ruling letter is directed only to the taxpayer who requested it. Section 6110(k)(3) of the Code provides that it may not be used or cited as precedent.

            A copy of this letter should be attached to the federal income tax returns of the taxpayers involved for the taxable year in which the transaction covered by this ruling letter is consummated.

                                    Sincerely,

                                    Assistant Chief Counsel (Corporate)

                                By: /s/ Alfred Bishop
                                    -----------------------------------
                                    Alfred Bishop, Jr.
                                    Chief, Branch 1